Exhibit 99.1

          The St. Joe Company Reports Second Quarter 2005
                    Net Income of $0.50 Per Share


    JACKSONVILLE, Fla.--(BUSINESS WIRE)--July 26, 2005--The St. Joe Company (NYSE:JOE):

    - Net Income Per Share Increases 67 Percent Over Last Year's
      Second Quarter

    - JOE Raises 2005 Full-Year Guidance 2005 Earnings per Share Now Expected to Range from $1.80 to $1.95

    - JOE Residential Land-Use Entitlements in Hand or in Process
      Increases to Approximately 35,000 Units

    - JOE Completes New $250 Million Revolving Credit Facility;
      Prices $150 Million Senior Notes

    The St. Joe Company (NYSE:JOE) today announced that its Net
Income for the second quarter of 2005 was $37.9 million, or $0.50 per share, compared with $22.7 million, or $0.30 per share, for the second quarter of 2004. All per-share references in this release are presented on a diluted basis.
    Net Income for the first half of 2005 was $53.3 million, or $0.70 per share, compared with $35.7 million, or $0.46 per share, for the first half of 2004.
    "JOE turned in another excellent quarter," said Peter S. Rummell, chairman and CEO of JOE. "We are very pleased with our performance over the first half of the year. JOE business units achieved solid performances, and JOE's Florida real estate markets continued to show strength in pricing as well as sales velocity."
    "Prices were strong with firm demand across all JOE real estate product lines during the second quarter," said Rummell. "Traffic at our sales centers remained high. We continue to see increasing interest in Northwest Florida from outside our traditional feeder markets, with an increasing number of customers coming to us from greater distances. While re-sale supply may be increasing somewhat as prices climb, our market is also broadening. We like our position - and Florida's prospects - both in the short- and long-term."
    "Most importantly, we continued to execute well against our long-term strategic plan to create shareholder value," said Rummell. "In the second quarter, our residential land-use entitlements pipeline, consisting of entitlements in hand or in process, less units sold or under contract, increased to almost 35,000 units. This growing pipeline is a result of our on-going planning processes. Located primarily in Northwest Florida, the additional units also represent a wide range of potential products, markets and price points."
    "Our new land-use entitlements represent real value in a broad spectrum of products," said Rummell. "They reflect the ongoing success of our land-planning process. We seek entitlements that allow JOE to meet demand in all its forms, including resort residential, primary residential, retail, office, industrial and new rural land products. And we continue to think creatively and analytically about our land and our customers in an effort to develop new products to meet needs in as many market segments as possible."
    "Our ability to gain entitlements is especially important when you consider the potential demand driven by demographics," said Rummell. "Last quarter we talked about the U.S. Census Bureau's strong growth projections for Florida. To put it in perspective, the Census Bureau projected that the population of Florida will increase by approximately 80 percent, or 12 million people, over the next 25 years. That's the equivalent of having the population of the entire state of Pennsylvania move to Florida."
    "When you compare this potential demand with the limited supply of developable coastal land available in Florida and the challenge of getting entitlements in this state, you begin to understand the value of our inventory of entitlements," said Rummell. "We believe that the two biggest challenges facing the homebuilding industry today are the constrained supply of developable land and the increasingly challenging entitlements process."
    "At JOE, we are in a terrific position to address and benefit from these challenges," said Rummell. "We have an extraordinary supply of high-quality, low-basis developable land - and we have a demonstrated expertise in getting land entitled in Florida."

    Key Projects Move Forward, Providing Foundation for Future Value

    "During the second quarter, several key projects expected to provide the foundation for future earnings reached important milestones," said Kevin M. Twomey, JOE's president and COO. "Based on the progress we are making, we believe we will be able to make a smooth transition from our first-generation projects to our second-generation projects and beyond."
    "At WindMark Beach in Gulf County, after six years of work, we received our final permit necessary to start construction last month. The relocation of U.S. 98 is underway, as is construction of the community's infrastructure, a 3.5-mile beach walk and town center," said Twomey. "Next summer, a new home at WindMark Beach will be featured as a Southern Accents magazine Show House, raising the community's profile and providing exposure across many of our primary target markets. We decided to delay sales until 2006, so that pricing can reflect the completion of the essential infrastructure.
    "Last month, we received Walton County's approval for the Development of Regional Impact (DRI) for WaterSound, a proposed 1,330-unit mixed-use development on approximately 1,402 acres owned by JOE," said Twomey. "Even though there is an appeal period for the DRI, infrastructure construction continues under previously received entitlements."
    "At SummerCamp, no legal challenges remain, and we expect closings at SummerCamp before the end of the year," said Twomey.
    Last quarter the state of Florida approved land-use entitlements for 3,440 new residential units on St. James Island, located between Apalachicola and Tallahassee," said Twomey. "While there is a legal challenge that must be resolved before we move forward, these entitlements represent a significant step in JOE's value-creation efforts."

    "New Ruralism" Diversifies Product Line, Adds Value to Rural Land
Holdings

    "Another on-going focus for JOE has been to think creatively about how to move our near coastal and inland land-holdings to higher and better uses," said Rummell. "During the second quarter, JOE announced a new real estate development philosophy called New Ruralism. Simply stated, we believe the New Ruralism approach will help us move a significant portion of our rural land holdings to a higher and better use and, in turn, enhance shareholder value."
    "JOE's New Ruralism products currently include RiverCamps, WhiteFence Farms and Florida Ranches," said Rummell. "These are the first three products in a new development channel that allows greater market penetration and product diversification designed to appeal to a new set of customers. Several more products are on the drawing board."
    JOE's New Ruralism products share several defining characteristics. They are large-scale, low-density projects that allow people to live close to nature, with a sense of privacy, and enough surrounding land to pursue outdoor recreation of their choosing. But equally important, these products seek to make owning this type of property more convenient and secure in an effort to attract second-home buyers and part-time residents.
    "JOE's New Ruralism product line has grown out of our experience creating RiverCamps, and we believe it is important for at least four reasons," said Rummell. "First, we believe it provides a turnkey, retail-friendly product that taps an important emerging market looking to reconnect with the land. Second, we believe the addition of a growing rural land product line provides important diversification for JOE real estate products. Third, we believe New Ruralism has the potential to increase the value of a significant percentage of JOE's rural land. Finally, it will make a more interesting development tapestry over the next several decades - something we think about a lot."

    Hurricane Dennis Update

    The landfall of Hurricane Dennis on July 10th had only a minor impact on company operations and property. No dunes were breeched at any JOE project, and there was no flooding of homes or businesses in any JOE community. Beach restoration efforts have started at WaterColor, the only JOE project to sustain significant beach erosion. The removal of storm debris from WaterSound Beach and WindMark Beach is also underway.


    OUTLOOK

    Full-Year Guidance for 2005 Raised

    In April we raised guidance saying earnings per share for 2005 were expected to be in the range of $1.60 to $1.75 per share. "Building on a solid second quarter and with an excellent pipeline of business, we now expect earnings per share for the full-year 2005 to exceed the range previously announced and to range from $1.80 to $1.95," said Anthony M. Corriggio, JOE's CFO. "The increase over prior guidance is driven largely by continued strength in our Towns & Resorts segment, where improved pricing at our active Walton County projects, as well as increased demand at Victoria Park, is forecasted to exceed prior expectations. In addition, we anticipate better than expected parcel sales activity from the Land Company, and the Commercial division has the potential to close additional office building sales later this year."

    Towns & Resorts

    "JOE's Towns & Resorts segment is expected to continue to drive the majority of the increase in earnings for 2005 over the previous year," said Corriggio. "We expect sustained strong performance from WaterColor and WaterSound Beach in the second half of 2005 with better pricing than previously anticipated. Artisan Park and Victoria Park are expected to see a strong finish to the year, and two new projects, WaterSound West Beach and SummerCamp, are also expected to be important new earnings contributors in the second half of 2005. Contracts were accepted for homes in several of our primary residential communities with increased pricing in the second quarter. We expect that this improvement will be reflected in our margins when the homes are delivered and closed later this year and into 2006. Two joint-venture projects, RiverCrest and Paseos, also are expected to deliver substantial year-over-year earnings increases as we continue to complete home construction and close backlogged sales."
    "Our expectations for 2005 do not include sales at four major projects we plan to bring to market in 2006: WindMark Beach, WaterSound, RiverTown and Perico Island," said Corriggio.

    Commercial Real Estate

    "We also anticipate a strong performance from our Commercial segment in the last half of the year," said Corriggio. "This segment's 2005 results should be significantly higher than 2004 due to increased earnings from the sales of commercial property and retail and multifamily land parcels in Northwest Florida, Atlanta and Houston. Within Northwest Florida, increased population and economic growth are generating greater demand for our retail and multifamily products, which we expect will be reflected in several sales scheduled to close in the third and fourth quarters. We also expect the sales of potentially three or four commercial buildings from our Investment Property Portfolio to close this year."

    St. Joe Land Company

    "St. Joe Land Company is expected to deliver higher pretax income for the full year of 2005 as compared with 2004, driven by a significant increase in earnings from the RiverCamps product line," said Corriggio. "The second half of 2005 should see RiverCamps at Crooked Creek delivering meaningful income from prior releases, with additional units released for sale in the third and fourth quarters. We also expect solid performance from individual land parcel sales activity and have revised our earnings expectations from these activities upward from our previous forecast in April."

    CREDIT FACILITY AND SENIOR NOTES

    On July 22nd, JOE closed on a new four-year, $250 million revolving credit facility that replaced a $250 million facility that was to expire on March 30, 2006. The new facility provides more favorable terms and interest rates than the previous facility.
    On July 25th, JOE priced $150 million of senior notes that will be issued in a private placement. JOE will issue $65 million of 10-year notes with a fixed-rate coupon of 5.28 percent, $65 million of 12-year notes with a fixed-rate coupon of 5.38 percent and $20 million of 15-year notes with a fixed-rate coupon of 5.49 percent. These notes will provide long-term financing at very attractive rates, the proceeds of which will be used for development and construction of new projects, to reduce revolving debt and for general corporate purposes. The notes offering is expected to close in August 2005.


    DIVIDENDS AND STOCK REPURCHASE PROGRAM

    A quarterly cash dividend of $0.14 per share of common stock was paid on June 30th to shareholders of record at the close of business on June 15, 2005.
    During the second quarter of 2005, the company expended an aggregate of $41.2 million for dividends and the acquisition of its shares. JOE acquired 404,900 of its shares at a cost of $30.6 million, an average price of $75.53 per share, during the second quarter.
    Table 1 summarizes the company's stock repurchase activity from 1998 through June 30, 2005.


                                Table 1
                      Stock Repurchase Activity
                         Through June 30, 2005

                       Shares
         -----------------------------------
                                               Total Cost     Average
Period   Purchased   Surrendered(1)   Total   (in millions)    Price
------   -------------------------------------------------------------

1998     2,574,200      11,890      2,586,090      $55.5       $21.41
1999     2,843,200      11,890      2,855,090       69.5        24.31
2000     3,517,066          --      3,517,066       80.2        22.78
2001     7,071,300      58,550      7,129,850      176.0        24.67
2002     5,169,906     256,729      5,426,635      157.6        29.03
2003     2,555,174     812,802      3,367,976      102.9        30.55
2004     1,561,565     884,633      2,446,198      105.0        42.90
2005       576,100      61,203        637,303       47.2        74.09
           -------      ------        -------       ----        -----
Total/
Weighted
Average 25,868,511   2,097,697     27,966,208     $794.1       $28.37
        ==========   =========     ==========     ======       ======

(1) Shares surrendered by company executives as payment for the strike price and taxes due on exercised stock options or taxes due on the vesting of restricted stock.

    On June 30th, 75,768,141 JOE shares were outstanding. The number of weighted-average diluted shares in the second quarter of 2005 was 76,502,088. Approximately $80.6 million remained on June 30th of the company's current stock repurchase authorization.
    "We continue to view our dividend and repurchase program as an important contributor to shareholder value," said Corriggio. "As of June 30th, the total amount of capital distributed to shareholders in 2005 via share repurchases and dividends was approximately $68.5 million. We are reaffirming that our benchmark for this program for the full-year 2005 is $125 million to $175 million."


    ENTITLEMENTS

    JOE's ability to manage the increasingly complex process necessary to gain land-use entitlements represents a major core competency. Through entitlements and improvements of strategic infrastructure, JOE is able to create value by moving significant portions of its land holdings to higher and better uses.
    On June 30th, JOE owned approximately 855,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 344,000 acres within 10 miles of the coast of the Gulf of Mexico.
    "JOE owns enough high-quality developable land to create value for many decades," said Twomey. "We invest significant resources to study our land holdings and understand their development potential. As the Northwest Florida market continues to develop and evolve, we continue to test our assumptions and re-evaluate our strategic plans. But we never lose sight of our ultimate goal - to create value for JOE shareholders and the people who call Northwest Florida home.
    "The development of well-conceived and executed projects creates new opportunities on adjacent parcels," said Twomey. "For example, anticipated activity at Pier Park in Panama City Beach has created several new residential opportunities on nearby JOE land. This constant re-evaluation of land use is a key part of our value-creation process."
    During the second quarter, JOE made significant progress in planning and entitling a number of new projects, increasing the number of units in the residential pipeline to 34,933 at June 30th. JOE's residential pipeline includes land-use entitled projects in development and predevelopment and projects in the land-use entitlements process, less the number of units under contract or sold.
    Table 2 summarizes JOE's Florida residential projects with land-use entitlements at June 30th. This table includes multifamily projects which will be marketed by our Commercial segment.


                                Table 2
                Summary of Land-Use Entitlements (1)
                JOE Residential Projects in Florida
                             June 30, 2005
                                                            Units
                                                           Sold/Under
                                                           Contract
                                    Project   Project        Since
Project               County         Acres     Units (1)   Inception
-------               ------        -------   -------      ---------

In Development: (2)
---------------
Artisan Park (3)      Osceola         175       616            419
Bridgeport            Gulf             15        37             15
Cutter Ridge          Franklin         10        25              0
Landings at Wetappo   Gulf            113        16              0
Palmetto Trace        Bay             141       481            375
Paseos (3)            Palm Beach      175       325            323
RiverCamps on
 Crooked Creek        Bay           1,491       408            144
Rivercrest (3)        Hillsborough    413     1,382          1,378
RiverSide at Chipola  Calhoun         120        10              2
SouthWood (4)         Leon          3,370     4,770          1,492
St. Johns Golf &
 Country Club         St. Johns       820       799            730
The Hammocks          Bay             133       457            435
Victoria Park         Volusia       1,859     4,200            874
Walton Corners        Leon             60        32              0
WaterColor            Walton          499     1,140            857
WaterSound Beach      Walton          256       511            397
WaterSound            Walton        1,402     1,330              0
WaterSound West Beach Walton           62       199              0
WindMark Beach        Gulf          2,020     1,662            104
                                    -----     -----            ---
     Subtotal                      13,134    18,400          7,545
                                   ------    ------          -----

In Pre-Development: (2)
-------------------
Bayview Estates       Gulf             13         7              0
Boggy Creek           Bay             630     1,260              0
Camp Creek
 Golf Cottages        Walton           10        50              0
East Lake Powell      Bay             181       360              0
Glades                Bay              26       360            240
Hawks Landing         Bay              88       167             83
Hills Road            Bay              30       356              0
Long Avenue           Gulf             22        52              0
Osprey Landing        Bay             118       250              0
Perico Island         Manatee         352       686              0
Pier Park Timeshare   Bay              13       125              0
Port St. Joe
 Millsite Area (5)    Gulf            170       598              0
Powell Adams          Bay              32     1,425              0
RiverCamps on
 Sandy Creek          Bay           6,500       624              0
RiverTown             St. Johns     4,170     4,500              0
SummerCamp            Franklin        762       499              0
Sunnyside             Bay              22       216            216
Timber Island (6)     Franklin         49       458              0
Topsail               Walton          115       627              0
Wavecrest             Bay               7        95              0
West Bay Landing      Bay           1,115       685              0
WhiteFence Farms,
 Red Hills            Leon            373        35              0
Woodrun               Bay              10        46             46
                                       --        --             --
     Subtotal                      14,808    13,481            585
                                   ------    ------            ---
Total                              27,942    31,881          8,130
                                   ======    ======          =====

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Project units represent the maximum number of units entitled or currently expected at full build-out. The actual number of units to be constructed at full build-out may be lower than the number entitled or currently expected.

(2) A project is "in development" when construction on the project has commenced. A project in "pre-development" has land-use entitlements but is still under evaluation or requires one or more additional permits prior to the commencement of construction.

(3) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE.

(4) Includes 480 entitled multifamily units that were sold or contracted to third party developers.

(5) A 126-acre parcel within this project is owned by a joint venture of which JOE is a 50 percent owner and managing partner.

(6) Timber Island entitlements include 58 residential units and 400 units for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.

    Table 3 summarizes JOE's Florida residential projects in the entitlements process as of June 30th.


                                Table 3
                  Proposed JOE Residential Projects
         In the Land-Use Entitlement Process in Florida (1)
                             June 30, 2005

                                                       Estimated
Project               County       Project Acres     Project Units (2)
-------               ------       -------------     -------------
Bonfire Beach         Bay               524              1,048
Carrabelle East       Franklin          200                600
Cody Ridge            Jefferson         985                197
College Station       Bay               567              1,325
Hammocks at
 St. Joseph Bay       Gulf               76                 15
St. James Island
 McIntyre             Franklin        1,704                340
St. James Island
 RiverCamps           Franklin        2,500                500
St. James Island
 Granite Point        Franklin        1,000              2,000
WestBay DSAP Future
 Phases (3)           Bay             4,836              5,157
                                      -----              -----
Total                                12,392             11,182
                                     ======             ======


(1) All projects listed have significant entitlement steps remaining that could affect timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.

(2) The actual number of units to be constructed at full build-out may be lower than the number ultimately entitled.

(3) Any development in future phases of the West Bay DSAP is conditioned upon the encumbrance of mitigation lands for the proposed relocation of the Panama City-Bay County International Airport.

    St. James Island

    During the second quarter, Franklin County approved a revised future land-use map for St. James Island that could add land-use entitlements for up to 3,440 residential units on 5,404 acres owned by JOE. The Florida Department of Community Affairs found the amendment to Franklin County's comprehensive plan to be in compliance with state law. However, that finding has been challenged. A resolution to this challenge and other regulatory and environmental permits is required before development can begin.

    WestBay

    In the second quarter, Enterprise Florida, Inc., a public-private partnership responsible for leading the State of Florida's economic development efforts, selected WestBay and the proposed relocated Panama City - Bay County International Airport as one of three Florida sites to compete in a site selection process initiated by EADS, a European aviation, defense and space company seeking a site for an engineering facility and proposed assembly plant for a U.S. Air Force aerial tanker. However, in May EADS accelerated their timetable, eliminating the WestBay site from contention.
    "Through our participation in the EADS process, we learned more about the WestBay site," said Twomey. "We used EADS to launch a marketing campaign that significantly raised WestBay's profile and highlighted its competitive advantages, generating interest from several other important prospects."


    SEGMENT RESULTS

    ST. JOE TOWNS & RESORTS

    Pretax income from continuing operations for St. Joe Towns & Resorts, JOE's residential and resort development segment, was $50.9 million for the second quarter this year, compared with $34.4 million in the second quarter last year, excluding income from unconsolidated affiliates.
    In the second quarter, St. Joe Towns & Resorts closed on the sales of 553 units and generated revenues from housing and home sites of $190.9 million, compared to 540 units and $158.5 million in revenue in the second quarter of 2004. JOE accepted contracts for 646 units in the second quarter of 2005, compared to 688 units in the second quarter a year ago.
    Tables 4 and 5 summarize sales activity for St. Joe Towns & Resorts for the second quarters of 2005 and 2004.


                               Table 4
                      St. Joe Towns & Resorts
                             Sales Activity
                         For the Three Months
                             Ended June 30,
                            ($ in millions)

                   2005                              2004
       -----------------------------    ------------------------------
       Number                           Number
       of             Cost              of             Cost
       Units           of       Gross   Units           of      Gross
       Closed Revenue Sales(1)  Profit  Closed Revenue Sales(1) Profit
       -------------------------------  ------------------------------

Home
Sites   120   $52.7   $12.2     $40.5    130   $44.8   $13.2    $31.6
Homes
(2)     433   138.2   115.8      22.4    410   113.7    97.0     16.7
        ---   -----   -----      ----    ---   -----    ----     ----
Total   553  $190.9  $128.0     $62.9    540  $158.5  $110.2    $48.3
        ===   =====   =====      ====    ===   =====   =====     ====

(1) Cost of sales for home sites in the second quarter of 2005 consisted of $9.4 million in direct costs, $1.7 million in selling costs and $1.1 million in indirect costs. Cost of sales for home sites in the second quarter of 2004 consisted of $9.8 million in direct costs, $2.1 million in selling costs and $1.3 million in indirect costs. Cost of sales for homes in the second quarter of 2005 consisted of $98.7 million in direct costs, $7.4 million in selling costs and $9.7 million in indirect costs. Cost of sales for homes in the second quarter of 2004 consisted of $81.1 million in direct costs, $5.8 million in selling costs and $10.1 million in indirect costs.

(2) Homes include single family, multifamily and Private Resident
Club (PRC) units. Multi-family and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included.


                              Table 5
                    Units Placed Under Contract
                       For the Three Months
                            Ended June 30,

                       2005          2004         Percentage Change
                       ----          ----         -----------------
Home Sites              146           143                2.1 %
Homes (1)               500           545               (8.3)
                        ---           ---               -----
Total (2)               646           688               (6.1)%
                        ===           ===               =====


(1) Homes include single family homes, multifamily and PRC units.
Some home sites are offered for sale with a home to be constructed by JOE.

(2) Paseos and Rivercrest, two joint ventures, are not included.
Units placed under contract at Paseos and Rivercrest totaled 98 units at the end of the second quarter of 2005, compared to 247 units at the end of the second quarter of 2004.

Table 6 summarizes backlog at June 30, 2005 and 2004.


                                  Table 6
                              Backlog (1) on
                                  June 30,
                              ($ in millions)

                           Units                   Revenue
                           -----                   -------

                      2005       2004          2005       2004
                      ----       ----          ----       ----
Home Sites             36         28           $3.2       $6.4
Homes               1,157      1,017          420.6      296.2
                    -----      -----          -----      -----
Total               1,193      1,045         $423.8     $302.6
                    =====      =====          =====      =====


(1) Backlog represents units under contract but not yet closed.
Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Backlog at Paseos and Rivercrest totaled $178.9 million for 726 units at the end of the second quarter of 2005, compared to $143.1 million for 533 units at the end of the second quarter of 2004.

    Northwest Florida

    WaterColor

    During the second quarter, contracts for 36 home sites in
WaterColor's phas    e four were accepted and closed at an average price
of $544,600. At June 30th, there were 146 units remaining to be sold in phase four. There were 19 units in WaterColor's first three phases that remain to be sold.

    WaterSound Beach

    In the second quarter, contracts for 24 home sites were accepted and closed at an average price of $1.0 million.
    Closings of 48 multifamily units at Compass Point are expected to be completed in the third quarter or early in the fourth quarter this year at an average price of $1.5 million. The remaining 43 units in Compass Point are scheduled to be released for sale later this year and in 2006. Construction of 22 of those units is scheduled to begin late this year, while construction of the last 21 units is expected to start in early 2006.
    As of June 30th, 114 units, including 8 beachfront home sites, remained to be sold in WaterSound Beach, which is entitled for 511 units. WaterSound Beach is set on over a mile of white sand beach in Walton County, five miles east of WaterColor.

    WaterSound West Beach

    Sales activity at WaterSound West Beach began early in the third quarter of 2005. Reservations were accepted on July 19th for each of the first 12 home sites released at prices that ranged from $695,000 to $745,000 and averaged $713,750. Contracts for these home sites are expected to close later in the third quarter. This is a high-end resort community with 199 single family home sites on the beach side of County Road 30A.

    WaterSound

    Infrastructure construction continued during the second quarter at WaterSound, a resort community approximately three miles from WaterSound Beach. WaterSound is set between U.S. 98 and the Intracoastal Waterway in Walton County.
    On June 7th, the Walton County Board of County Commissioners voted unanimously to approve a Development of Regional Impact (DRI) for WaterSound, a proposed 1,330-unit mixed-use development on approximately 1,402 acres owned by JOE. Walton County had previously approved a preliminary development agreement for 478 of the planned units. The DRI includes the balance of 596 single family units and 256 multifamily units. The DRI also provides for the development of approximately 457,000 square feet of retail and office uses and includes an additional 50 residential units at Camp Creek Golf Club. Final approval of the DRI is subject to a 45-day review by the Florida Department of Community Affairs. In addition, certain regulatory and environmental permits are required for full build-out.
    WaterSound is being planned for the second home and pre-retirement markets with six and nine-hole golf courses along with pools and other amenities. "We intend to wait for additional progress of the construction of the community amenities before beginning sales in early 2006," said Twomey.

    WindMark Beach

    Construction began in June on the next phase of WindMark Beach consisting of 1,552 units along more than 15,000 feet of beachfront near the town of Port St. Joe. Construction also started on the realignment of a three-mile segment of U.S. 98 within WindMark Beach.
    Plans for WindMark Beach provide that once U.S. 98 has been relocated away from the beach, the existing roadbed will be reconstructed to create a 3.5-mile public beachfront trail system. No residential development is planned seaward of the beachfront trails, and JOE will provide public beach parking areas and access points for the public.
    "WindMark Beach embraces, restores and protects almost four miles of beautiful beach and makes it accessible to the public with activities that center on family fun," said Twomey. "Together with the Gulf County community, we are creating WindMark Beach to respect local culture, landscape, architecture and the conservation lands nearby."
    "WindMark Beach is planned as a high-end beachfront resort destination on 2,020 acres in Gulf County," said Twomey. "Although we initially planned to start sales in the new phase of WindMark Beach later this year, we have elected to wait for the higher values we believe can be achieved after additional progress is made on the construction of infrastructure and amenities."
    Sales of the first phase of WindMark Beach, which included 110 home sites, began in 2001. Only five retail home sites, including two on the beach, and one beachfront home remain to be sold in this first phase; however, none of these have been released for sale. The first phase features a pool club and several community docks, as well as an extensive conservation area.

    SouthWood

    Contracts were accepted at SouthWood for 65 single family homes in the second quarter this year at an average price of $290,700, compared to 59 homes at an average price of $236,400 in the second quarter last year. SouthWood, located on 3,370 acres in Tallahassee, is designed for primary homes.

    SummerCamp

    Construction is expected to start later in the third quarter and sales of 52 previously released and reserved home sites at SummerCamp are expected to close this year.
    SummerCamp is a 499-unit development on 762 acres located approximately 45 miles south of Tallahassee in Franklin County on the Gulf of Mexico.

    Northeast Florida

    RiverTown

    Environmental permitting and predevelopment planning continued during the second quarter at RiverTown in St. Johns County. Planned for 4,500 units on 4,170 acres, sales are scheduled to start in 2006.

    Central Florida

    Victoria Park

    Victoria Park pricing continued to strengthen during the second quarter. We accepted contracts for 67 homes in 2005's second quarter at an average price of $305,100, up from 62 homes at an average price of $235,700 in the second quarter a year ago.
    During the second quarter, Victoria Park opened a Southern Living Idea House that is featured in the magazine's August issue. The home is open for public tours through October 2, 2005.
    Located between Orlando and Daytona Beach, Victoria Park sits on 1,859 acres in the historic college town of DeLand. This mixed-used community is planned for approximately 4,200 residences built among parks, lakes and conservation areas.

    Southwest Florida

    Perico Island

    Predevelopment work continued during the second quarter on Perico Island in Manatee County. Entitled for 686 residential units on 352 acres, Perico Island is being designed as a high-end community.
Construction and sales are expected to begin next year.

    North and South Carolina

    For the second quarter this year, Saussy Burbank, JOE's homebuilder based in Charlotte, N.C., accepted contracts for 254 homes, compared to 213 contracts in the second quarter of 2004. "We have seen a broad strengthening across our Carolina markets," said Twomey.

    Joint Venture Communities

    Celebration, Artisan Park

    In the second quarter of 2005, JOE accepted contracts on 5 single-family home sites and 25 single-family homes at average prices of $447,000 and $661,000, respectively, compared to 3 home sites and 19 single-family homes at average prices of $180,000 and $435,600, respectively, for the second quarter of 2004.
    JOE accepted contracts for 22 condominiums in Artisan Park in the second quarter of this year at an average price of $487,400, compared to 41 condominiums at an average price of $277,000 in the same period last year. Increases in construction and labor costs have more than been offset by very strong unit pricing and higher view premiums for a number of units sold in 2005.

    Rivercrest

    Sales were almost complete at Rivercrest at June 30th. Rivercrest is a 1,382-unit primary residential community located just outside of Tampa. JOE owns 50 percent of the joint venture developing Rivercrest and manages the project.
    Table 7 summarizes the sales activity at various residential communities for the second quarters of 2005 and 2004.


                              Table 7
                     St. Joe Towns & Resorts
                          Sales Activity
                 For the Three Months Ended June 30,
                         ($ in thousands)

                                       2005
                    ----------------------------------------------
                      Units       Avg.      Contracts        Avg.
                      Closed      Price     Accepted (1)     Price
                    --------      ------    ---------       ------
WaterColor
  Home Sites            36        $544.6       36           $544.6
  Single/Multi-
   Family Homes          2         735.7        0             N/A
  PRC Shares             0           N/A        0             N/A
WaterSound Beach
  Home Sites            24       1,020.2       24         1,020.2
  Single Family
   Homes                 0           N/A        0             N/A
  Multifamily Homes      0           N/A        0             N/A
Palmetto Trace
  Single Family
   Homes                31         188.6       26           301.6
The Hammocks
  Home Sites             0           N/A        0             N/A
  Single Family
   Homes                19         191.2       25           143.7
WindMark Beach
  Home Sites             0           N/A        0             N/A
Bridgeport
  Home Sites             0           N/A        5            21.2
SouthWood
 Home Sites             22         130.2       25           132.2
 Single Family
  Homes                 58         259.1       65           290.7
St. Johns G & CC
  Home Sites            12          64.7       35            70.2
  Single Family
   Homes                39         402.6       15           471.1
Hampton Park/James
 Island
  Single Family
   Homes                 4         511.8        1           499.9
Victoria Park
  Home Sites            21         139.3       16           138.8
  Single Family
   Homes                 87        270.3       67           305.1
Artisan Park (2)
  Home Sites              5        447.0        5           447.0
  Single Family
   Homes                 18        432.3       25           661.0
  Multifamily Homes       0          N/A       22           487.4
Paseos (2)
  Single Family
   Homes                 35        435.7        0             N/A
Rivercrest (2)
  Single Family
   Homes                138        160.8       98           213.1
Saussy Burbank
  Single Family
   Homes                175        256.0      254           245.8



                                       2004
                    ----------------------------------------------
                      Units       Avg.      Contracts        Avg.
                      Closed      Price     Accepted (1)     Price
                    --------      -----     ---------      -------

WaterColor
  Home Sites             47       $575.8       53          $585.8
  Single/Multi-
    Family Homes          2      1,059.9        4           974.0
  PRC Shares              0          N/A       16           207.8
WaterSound Beach
  Home Sites             18        613.7       17           626.4
  Single Family
   Homes                  0          N/A        1         1,294.0
  Multifamily Homes       0          N/A       17         1,627.0
Palmetto Trace
  Single Family
   Homes                 25        153.6       27           154.9
The Hammocks
  Home Sites             38         37.1       38            37.1
  Single Family
   Homes                 10        139.1       36           166.3
WindMark Beach
  Home Sites              3      1,016.7        3         1,016.7
Bridgeport
  Home Sites              0          N/A        0             N/A
SouthWood
 Home Sites               4        107.5       18            98.9
 Single Family
  Homes                  34        245.9       59           236.4
St. Johns G & CC
  Home Sites              7        117.4        0             N/A
  Single Family
   Homes                 28        364.0       40           368.0
Hampton Park/ James
 Island
  Single Family
   Homes                 27        335.4       10           355.0
Victoria Park
  Home Sites             10         80.0       11            79.7
  Single Family
   Homes                 52        220.3       62           235.7
Artisan Park (2)
  Home Sites              3        180.0        3           180.0
  Single Family
   Homes                 12        454.5       19           435.6
  Multifamily Homes       0          N/A       41           277.0
Paseos (2)
  Single Family
   Homes                 23        384.8       64           469.0
Rivercrest (2)
  Single Family
   Homes                 76        144.7      183           164.3
Saussy Burbank
  Single Family
   Homes                220        211.0      213           226.5


(1) Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as units closed. Average prices shown reflect variations in the product mix across time periods as well as price changes for similar product.

(2) JOE owns 74 percent of Artisan Park and 50 percent of each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of St. Joe Towns & Resorts.

    COMMERCIAL REAL ESTATE

    The commercial segment consists of St. Joe Commercial, Inc., JOE's commercial real estate development unit, and Advantis Real Estate Services Company, the Company's commercial real estate services unit. Pretax income from continuing operations from the commercial segment was $2.5 million for the second quarter of 2005, compared with $1.0 million in the same quarter of 2004, excluding income from unconsolidated affiliates.

    St. Joe Commercial

    For the second quarter of 2005, St. Joe Commercial had pretax income from continuing operations of $2.6 million, compared to $1.4 million in the second quarter a year ago.
    "Our commercial development division turned in a solid second quarter driven by its commerce and business park land sales in Northwest Florida," said Twomey. "During the second quarter of 2005, JOE sold 11 Northwest Florida commercial land parcels for $2.9 million."
    Commercial land sales averaged $116,000 per acre in 2005's second quarter, compared to $60,000 per acre in the second quarter a year ago. These prices reflect both increasing pricing and the different mixes of the commercial land sold each quarter, which varied in its composition of retail, office, light industrial, multifamily and other commercial uses.
    Table 8 summarizes JOE's commercial land sales in Northwest Florida for the second quarters of 2005 and 2004.


                               Table 8
            St. Joe Commercial Northwest Florida Land Sales


            Number
             of        Acres   Gross Sales Price   Average Price/Acre
Land        Sales      Sold     (in thousands)      (in thousands)
----        -----      -----   -----------------   ------------------

                      Quarter Ended June 30, 2005

Unimproved    --         --        $   --                $  --
Improved      11         25         2,933                  116
              --         --        ------                -----
Total/Average 11         25        $2,933                $ 116
              ==         ==        ======                =====



                       Quarter Ended June 30, 2004

Unimproved     1         42        $1,542                $  36
Improved       8         15         1,861                  128
               -         --        ------                  ---
Total/Average  9         57        $3,403                  $60
               =         ==        ======                  ===

    Northwest Florida

    Retail

    "Interest from large national retailers in Northwest Florida, and Panama City Beach in particular, continued to be strong in the second quarter," said Twomey. "We look forward to bringing new retail operators into the market later this year and in 2006 at higher per-square-foot prices.
    "Simon Property Group, Inc. has under contract or option the right to purchase 125 acres in and near Pier Park," said Twomey. "JOE retains approximately 13 acres in Pier Park near the beach for future JOE development. In addition, JOE owns approximately 60 adjacent acres near Pier Park and the beach with zoning allowing high-density residential uses."

    Multifamily

    At the end of the second quarter, JOE had five parcels for multifamily development under contract, totaling 76 acres, at an average price of approximately $170,000 per acre. Four of the parcels are expected to close by the end of the year.
    "As Northwest Florida grows, multifamily residential products are an increasingly important housing option for this region," said Twomey. "Multifamily housing, which includes apartments, condominiums and town homes, is critically important to the Northwest Florida economy as new workers arrive in the marketplace."

    Commerce and Business Parks

    During the second quarter this year, commercial land sales within JOE's commerce and business parks totaled $2.9 million, compared to $1.2 million in the second quarter last year. JOE has eight parks operating or under development in five Northwest Florida counties.
    "We continued to see strong demand and pricing in the second quarter at JOE's commerce parks," said Twomey. "Many local businesses are buying parcels in commerce parks as new jobs are created in the region."
    Nearly one third of the parcels have been sold in South Walton Commerce Park, which has been open only eight months. Contracts were closed on three parcels in the second quarter for total proceeds of $838,000, or $276,000 per acre. JOE is already planning the second phase of this park.
    At Beach Commerce Park, demand for office and light industrial land continues to be strong with average pricing this quarter climbing to $91,000 per acre, compared with $70,000 per acre in the same quarter a year ago. Six parcels were sold in the second quarter for gross proceeds of $1.8 million.
    Table 9 summarizes the status of JOE's commerce and business parks in Northwest Florida as of June 30th.


                                Table 9
                     Commerce and Business Parks (1)
                              June 30, 2005

                                                          Current
                                 Net       Acres Sold/    Asking
                                 Saleable    Under        Price
Commerce Parks        County     Acres      Contract      Per Acre
--------------        ------     -----      --------      ---------

Airport Commerce       Leon        40          --     $65,000-$260,000
Beach Commerce         Bay        161         131      100,000-500,000
Beach Commerce II      Bay        115          --       80,000-130,000
Hammock Creek
 Commerce              Gadsden    114          27       50,000-150,000
Port St. Joe
 Commerce              Gulf        58          58         Sold Out
Port St. Joe
 Commerce II           Gulf        40           2       65,000-135,000
South Walton Commerce  Walton      39          14      374,000-600,000
                                   --          --
      Subtotal                    567         232
                                  ---         ---

Business Parks
--------------
Beckrich Office        Bay         12           8              N/A
Nautilus Court         Bay         11           4      523,000-610,000
SouthWood Business     Leon        16          14      215,000-220,000
SouthWood Business II  Leon        22           0      150,000-750,000
                                   --          --
      Subtotal                     61          26
                                   --          --
Total                             628         258
                                  ===         ===

(1) Includes existing parks, as well as parks under development.

    Investment Property Portfolio

    As of June 30, 2005, JOE's portfolio of commercial office buildings (acquired through its redeployment program of tax deferred sales proceeds from the sale of land and buildings from the investment portfolio) totaled approximately 2.8 million square feet and represented an aggregate initial investment of $383 million. There were no changes to the portfolio composition during the first half of 2005.
    Table 10 summarizes JOE's investment property portfolio of commercial buildings as of June 30th.


                              Table 10
           Investment Portfolio of Commercial Buildings
                            June 30, 2005



                      Number of         Net Rentable       Leased
Location              Properties         Square Feet      Percentage
--------              ----------        ------------      ----------
Florida
   Jacksonville            1               136,000           59 %
   Northwest Florida       3               156,000           93
   Orlando                 2               317,000           67
   Tampa                   5               489,000           82
Atlanta                    8             1,289,000           89
Charlotte                  1               158,000          100
Richmond                   2               129,000           96
Washington, D.C.           1               119,000           94
                          --               -------           --
Total                     23             2,793,000           85 %
                          ==             =========           ==

    Land Positions

    During the second quarter of 2005, JOE sold three commercial land parcels in Houston and Atlanta. In April, JOE sold a 207-acre industrial parcel near the Port of Houston, originally acquired in 1946, for $2.8 million and a pretax gain of $2.0 million. A four-acre office parcel also located in Houston was sold for $1.2 million and a pretax gain of $0.4 million. Finally, a three-acre office parcel located in Atlanta was sold for gross proceeds of $7.0 million and a pretax gain of $0.1 million.
    At the end of the quarter, JOE's portfolio of commercial land held for investment included approximately 49 acres in Houston, Atlanta, Jacksonville and Orlando.

    Advantis

    Pretax income from continuing operations in the second quarter of 2005 was $0.4 million before elimination of inter-company profits of $0.5 million. Advantis had pretax income from continuing operations of $0.1 million for the second quarter of 2004, before elimination of inter-company profits of $0.5 million.


    ST. JOE LAND COMPANY

    St. Joe Land Company had pretax income from continuing operations of $16.3 million in the second quarter of 2005, compared with $10.3 million in the second quarter of 2004.
    "We are very pleased with the continued growth and improvement of the Land Company product line," said Twomey. "The RiverCamps concept has helped us identify a new market and a product line to meet the demand for a wide range of rural land products. With the continued development of our New Ruralism products - RiverCamps, WhiteFence Farms and Florida Ranches - we believe we can move additional timberland acres to a higher and better use. And we are continuing to work on the development of new niche rural land products. The future of the Land Company has never looked more promising.
    "In addition, we are also pleased with the expansion of markets for its New Ruralism and rural land products," said Twomey. "The land company started with customers who were mostly neighbors. Today, we are seeing increasing interest from well outside the state and outside the region.
    "An increasing number of our rural land buyers, coming from areas such as South Florida, Atlanta and Birmingham, have caused prices to strengthen," said Twomey. "Our marketing strategy is being adjusted to further broaden this customer pool."

    Table 11 illustrates the shift in Land Company customers.


                               Table 11
                        St. Joe Land Company
              Percentage Buyers Outside 120 Mile Radius

                2002           2003             2004          2005 (1)
                ----           ----             ----          ----
RiverCamps      N/A %           48 %             60 %          66 %
Other Land
 Sales           15             25               31            39

(1) As of June 30, 2005.

    RiverCamps

    RiverCamps are planned settlements in rustic settings, offering personal retreats in private preserves. RiverCamps' low-density home sites are sold fee-simple and are surrounded by a large common area preserved for conservation. Two RiverCamps locations are currently being developed.

    RiverCamps on Crooked Creek

    "Pricing remains strong at RiverCamps on Crooked Creek," said Twomey. "Demand has remained solid as the average prices of home sites and the number of units released has increased."
    On June 30th, JOE released 30 home sites in RiverCamps on Crooked Creek with an average price of $357,000 and a price range of $200,000 to $775,000. Each release has been a blend of home site types from inland home sites, those with marsh views and others on the bay front. Reservations were received for each home site, and contracts are expected to close in the third quarter of this year.
    Construction of infrastructure and amenities continued in the second quarter and 190 home sites are expected to be completed by year-end. The RiverCamps "Entry Barn" is scheduled to be completed by Labor Day. A RiverCamps prototype cabin is expected to be completed in late 2005, and two new cabin designs are slated to start construction in the third quarter of this year. Construction of the ponds and nature trails began during the second quarter, and construction of the boat launch and dock facility, boardwalks and the RiverHouse are set to start later in the third quarter.
    RiverCamps on Crooked Creek, located in Western Bay County, is planned for up to 408 home sites on 1,491 acres of former timberland and features views of West Bay, the Intracoastal Waterway and Crooked Creek.

    RiverCamps on Sandy Creek

    During the second quarter, predevelopment work continued for RiverCamps on Sandy Creek. Current plans call for 624 units on approximately 6,500 acres. RiverCamps on Sandy Creek features views of Sandy Creek and Little Sandy Creek and access to East Bay in eastern Bay County. Pending the receipt of land-use approvals and environmental permits, sales are planned for 2006 or 2007.

    WhiteFence Farms

    JOE's WhiteFence Farms will be communities of small farms with room for a large home site and a variety of farm and equestrian activities. To be developed in a number of locations in Northwest Florida, WhiteFence Farms are being designed to feel 'old farm and equestrian,' while having proximity to suburban services for primary residences.
    Predevelopment planning started in the second quarter of this year at the first WhiteFence Farms location near Tallahassee. This development is expected to total approximately 373 acres with each individual farm site consisting of 10 to 20 acres. Initial pricing is expected to range from $20,000 to $45,000 per acre for a typical farm site. Sales are expected to begin in 2006.

    Florida Ranches

    Predevelopment planning continued in the second quarter of 2005 on the initial Florida Ranch properties in several locations in Northwest Florida. Florida Ranches are expected to consist of 50- to 150-acre sites located within 1,000 to 3,000-acre communities.
    Initial pricing for Florida Ranch parcels is expected to range from $4,500 to $7,500 per acre. Sales are expected to begin in 2006.

    Rural Land Sales

    In the second quarter of 2005, JOE sold 6,480 acres of rural land at an average price of $2,209 per acre, compared to 4,216 acres for an average price of $2,633 per acre in the same quarter a year ago. The mix of land sold each quarter varies by location and quality.
    During the second quarter, two large home sites were sold in RiverSide at Chipola, a rural gated community of 10 home sites in Calhoun County on the Chipola River, for $165,000 and $226,000. Additional sites in RiverSide at Chipola are planned for sale later this year.
    "To capture more of the growing values in Northwest Florida land, we are more focused on sales to buyers who intend to use the land for a specific personal use, rather than buyers who intend to subdivide parcels for resale," said Twomey. "This strategy shift to more end-users is expected to continue to improve per acre pricing. Interest is high in our Woodlands product, and we believe it will increase as market awareness increases."


                             FINANCIAL DATA
               ($ in millions except per share amounts)

                         Summary Balance Sheet

                                   June 30, 2005        June 30, 2004
                                   -------------        --------------
Assets
Investment in real estate             $1,002.0              $902.0
Cash and cash equivalents                 22.6                70.8
Accounts receivable                      139.0                44.0
Prepaid pension asset                     95.9                94.6
Property, plant and equipment, net        42.8                35.5
Other assets                             158.8               134.4
Assets held for sale                      16.6                59.7
                                   -------------        --------------
Total assets                          $1,477.7            $1,341.0
                                   =============        ==============

Liabilities and Stockholders' Equity
Debt                                  $  432.1            $  399.6
Accounts payable, accrued liabilities    229.0               181.3
Deferred income taxes                    285.9               240.4
Liabilities related to assets
 held for sale                            10.0                26.5
                                   -------------        --------------
Total liabilities                        957.0               847.8
Minority interest                         15.3                 6.0
Total stockholders' equity               505.4               487.2
                                   -------------        --------------
Total liabilities and
 stockholders' equity                 $1,477.7            $1,341.0
                                   =============        ==============


                               Debt Schedule

                                  June 30, 2005         June 30, 2004
                                  -------------         -------------
  Revolving debt facility          $    50.0               $    --
  Medium term notes                    257.0                 275.0
  Acquisition and other debt            14.9                  15.3
  Other collateralized/specific asset
   related debt                        110.2                 109.3
                              -------------         -------------
   Total debt                       $  432.1               $ 399.6
                                  =============         =============



                      Consolidated Quarterly Comparisons

                 Quarter Ended June 30,      Six Months Ended June 30,
                 ----------------------      -------------------------

                   2005          2004           2005          2004
                   ----          ----           ----          ----
Revenues:
   Real estate
    sales         $228.3        $177.6         $386.9        $313.3
   Realty
    revenues        26.0          23.8           51.5          42.8
   Timber sales      7.6           9.2            15.6          19.1
   Rental revenue   12.6           9.7            24.9          19.2
   Other revenues   14.1          12.2            22.2          19.6
                    ----          ----            ----          ----
      Total
       revenues    288.6         232.5           501.1         414.0
                   -----         -----           -----         -----
Expenses:
   Cost of real
    estate sales   142.2         114.1           247.1         204.6
   Cost of realty
    revenues        17.5          15.5            35.4          26.2
   Cost of timber
    sales            4.9           5.7            10.1          11.8
   Cost of rental
    revenue          5.0           3.6             9.4           7.4
   Cost of other
    revenues        11.8          10.0            19.8          16.5
   Other operating
    expenses        26.0          25.3            50.0          49.3
   Corporate
    expense, net    12.0           9.5            24.0          18.6
   Depreciation and
    amortization    10.4           8.3            20.8          16.8
   Impairment loss    --           2.0              --           2.0
                   -----         -----           -----         -----
      Total
       expenses    229.8         194.0           416.6         353.2
                   -----         -----           -----         -----
      Operating
       profit       58.8          38.5            84.5          60.8
   Other income
    (expense)       (2.9)         (2.3)           (4.7)         (4.2)
                   -----         -----           -----         -----
Pretax income from
 continuing
 operations         55.9          36.2            79.8          56.6
Income tax expense (22.4)        (14.2)          (31.9)        (22.3)
Minority interest
 (expense) income   (1.1)         (0.4)           (2.0)         (0.5)
Equity in income
 (loss) of
 unconsolidated
 affiliates          5.5           0.9             7.4           1.6
Discontinued
 operations           --           0.2              --           0.3
                   ------        -----           ------        -----
Net income         $37.9         $22.7           $53.3         $35.7
                   ======        =====           ======        =====
Net income per
 diluted share     $0.50         $0.30           $0.70         $0.46
                   =====         =====           =====         =====

Weighted average
 diluted shares
 outstanding   76,502,088    76,695,142      76,601,786    77,213,116




                        Quarterly Revenues By Segment

              Quarter Ended June 30,         Six Months Ended June 30,
              ----------------------         -------------------------
               2005            2004             2005           2004
               ----            ----             ----           ----
Towns &
 Resorts      $205.2          $171.0           $342.4         $276.7
Commercial
 real estate    52.2            38.3            101.7           81.6
Land sales      23.6            14.0             41.4           36.7
Forestry         7.6             9.2             15.6           19.0
              ------          ------           ------         ------
Total
 revenues     $288.6          $232.5           $501.1         $414.0
              ======          ======           ======         ======


                      Quarterly Segment Pretax Income
                         From Continuing Operations

                     June 30,  Mar 31, Dec 31, Sept 30, June 30,
                       2005     2005     2004    2004     2004
                       ----     ----     ----    ----     ----
Towns & Resorts       $50.9    $22.7    $24.7   $31.8    $34.4
Commercial real
 estate                 2.5      0.4     18.0     2.9      1.0
Land sales             16.3     12.1     16.5    11.6     10.3
Forestry                1.5      2.0      2.1     1.9      2.4
Corporate and other   (15.3)   (13.8)   (17.0)  (13.6)   (11.9)
                      -----    -----    -----   -----    -----
Pretax income from
  continuing
   operations         $55.9    $23.4    $44.3   $34.6    $36.2
                      =====    =====    =====   =====    =====


                      Mar 31,   Dec 31,   Sept 30,   June 30,
                       2004      2003       2003       2003
                       ----      ----       ----       ----
Towns & Resorts        $9.1      $13.2      $32.1     $23.0
Commercial real
 estate                 1.1        5.4       (1.5)    (11.5)
Land sales             18.8       33.2       14.8      12.8
Forestry                2.7        2.3        1.6       2.2
Corporate and other   (11.5)     (11.6)     (11.9)    (10.7)
                       ----       ----       ----      ----
Pretax income from
  continuing
   operations         $20.2      $42.5      $35.1     $15.8
                       ====       ====       ====      ====



                       Other Income (Expense)

                                       Quarter Ended June 30,
                                       ----------------------

                                        2005             2004
                                        ----             ----
Dividend and interest income            $0.3             $0.1
Interest expense                        (4.1)            (2.9)
Other                                    0.9              0.5
                                         ---              ---
Total                                  $(2.9)           $(2.3)
                                         ===              ===



           Equity in Income of Unconsolidated Affiliates

                                          Quarter Ended June 30,
                                          ----------------------
                                           2005               2004
                                           ----               ----
Towns & Resorts                           $3.1 (1)            $1.0
Commercial real estate                     2.4 (2)            (0.1)
                                           ---                 ---
                                          $5.5                $0.9
                                           ===                 ===


(1) Resulted primarily from equity in two residential joint ventures in Tampa and Jupiter, Florida.

(2) Consists of gains from the sale of a building and the sale of the final land position of two joint ventures in Atlanta, Georgia.

    Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

    Conference Call Information

    JOE will host an interactive conference call to review the Company's results for the quarter ended June 30, 2005 and to discuss earnings guidance for 2005 on Tuesday, July 26, 2005, at 10:30 a.m., Eastern Daylight Time.
    To participate in the call, please phone 800.762.7308 (for domestic calls from the United States) or 480.629.9556 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800.475.6701 (domestic) or
320.365.3844 (international) using access code 788397. The replay will be available for one week.
    JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables, development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    --  the pace at which we release new products for sale;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects;

    --  the amount of dividends we pay; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2004 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United
        States that serve as feeder markets to our Northwest Florida operations;

    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- changes in operating costs, including real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    -- changes in interest rates and the performance of the financial markets;

    -- changes in market rental rates for our commercial and resort properties;

    --  changes in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on approvals of the local airport authority and the Federal Aviation Administration, various permits and the availability of adequate funding;

    -- potential liability under environmental laws or other laws or regulations;

    -- changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- fluctuations in the size and number of transactions from period to period;

    -- weather conditions or natural disasters and the impact on future demand in Florida;

    -- changes in insurance rates and deductibles for property in Florida;

    --  changes in gasoline prices; and

    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    Copyright 2005, The St. Joe Company. "St. Joe," "JOE," "Advantis," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown," "SouthWood," "SummerCamp," "Victoria Park," "WaterColor," "WaterSound," "WhiteFence Farms," "WindMark," and the "taking flight" design are service marks of The St. Joe Company. "Southern Living" is a registered trademark of Southern Living, Inc. "Southern Accents" is a registered trademark of Southern Accents, Inc.


    CONTACT: The St. Joe Company, Jacksonville
             Media Contact:
             Jerry M. Ray, 904-301-4430
             jray@joe.com
             or
             Investor Contact:
             Brad Slappey, 904-301-4302
             bslappey@joe.com